UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                    _______

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             CASINO PLAYERS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

            Nevada                                 54-2156042
(State of Other Jurisdiction of
Incorporation or Organization)       (I.R.S. Employer Identification Number)


           2400 N Commerce Parkway, Suite 105
                       Weston, Fl                      33326
       (Address of Principal Executive Offices)     (Zip Code)

                             CASINO PLAYERS, INC.
                       2009 Incentive Compensation Plan
    ______________________________________________________________________
                            (Full title of the plan

                           Virginia K. Sourlis, Esq.
                             The Sourlis Law Firm
                               214 Broad Street
                              Red Bank, NJ 07701

                    (Name and address of agent for service)

                                (732) 530-9007

         (Telephone number, including area code, of agent for service)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," "non-accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer		[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]

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                        CALCULATION OF REGISTRATION FEE

Title of each class of 		Amount to be 		Proposed maximum offering 	Proposed maximum aggregate 	Amount of
securities to be registered	registered(1)		price per share(2)	 	offering price(1)		registration fee

Common Stock, par value 	2,9000,000		$0.01				$29,000				$1.62
$0.0001 per share

(1)	This Registration Statement shall also cover any additional shares of
Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purposes of calculating the registration fee based on the book value of Common Stock on the date of this Registration Statement on Form S-8.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission.

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                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated herein by reference:

1.	The Registrant's Registration Statement on Form S-1(initially SB-2), as amended (File No.: 333-138251), including all material incorporated by reference therein;

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

A description of the Common Stock underlying the awards under the 2009 Incentive Compensation Plan is contained in the Registrant's Registration Statement on Form S-1, as amended (File No.: 333-138251), and is incorporated by reference herein.

Item 5. Interests of Named Experts and Counsel.

Members of the Sourlis Law Firm, the Registrant's legal counsel, will collectively be issued an aggregate of 1,100,000 under this registration statement on Form S-8 in consideration for legal services rendered.

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Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

Item 7. Exemption from Registration Claimed.

No response is required under this item.

Item 8. Exhibits.

See the Exhibit Index at end of this Registration Statement Description

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

 	(a)	To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

 	(b)	That, for purposes of determining any liability under the
Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

 	(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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 (2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.


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                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of October, 2009.

					CASINO PLAYERS, INC.


					By: /s/ William G. Forhan
					William G. Forhan

Chief Executive Officer, Chief Financial Officer and Chairman
(Principal Executive and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

NAME:				TITLE:				DATE:


/s/ William G. Forhan		Chief Executive Officer, 	October 30, 2009
William G. Forhan		Chief Financial Officer and
				Chairman (Principal Executive
				and Financial Officer)

/s/ Joseph Fahoome		President and Director		October 30, 2009
Joseph Fahoome

/s/ Robert Kuechenberg		Director			October 30, 2009
Robert Kuechenberg

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                                 EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion and Consent of Virginia K. Sourlis, Esq. of The Sourlis Law Firm
regarding the legality of the securities being registered by the Registrant.

23.1	Consent of Larry O'Donnell, CPA, P.C.

10.1	2009 Incentive Compensation Plan

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